                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          WOMEN FIRST HEALTHCARE, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:


[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                          WOMEN FIRST HEALTHCARE, INC.
                         12220 EL CAMINO REAL, SUITE 400
                           SAN DIEGO, CALIFORNIA 92130
                              ___________________

                           NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF WOMEN FIRST HEALTHCARE, INC.:

      Notice is hereby given that the Annual Meeting of the Stockholders of Women First HealthCare, Inc. (the "Company") will be held on September 12, 2000, at 10:30 a.m., at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California, for the following purposes:

      1. To elect one director for a three-year term to expire at the 2003 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following person:

                  Richard L. Rubin

      2. To approve amendments to the Women First HealthCare, Inc. 1998 Long-Term Incentive Plan ("1998 Plan"), which among other things increases the number of shares of common stock available for issuance thereunder from 2,249,985 to 2,949,985 shares.

      3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

      4. To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on July 21, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

      Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

      All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,


                                          Edward F. Calesa
                                          President and Chief Executive Officer

San Diego, California
August 9, 2000

                          WOMEN FIRST HEALTHCARE, INC.
                         12220 EL CAMINO REAL, SUITE 400
                           SAN DIEGO, CALIFORNIA 92130
                              ___________________

                                 PROXY STATEMENT

      The Board of Directors (the "Board") of Women First HealthCare, Inc., a Delaware corporation (the "Company" or "Women First"), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on September 12, 2000, at 10:30 a.m., at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California (the "Annual Meeting"), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about August 9, 2000.

      All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

      A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted for the election of the Board's nominees for director, for approval of the amendments to the 1998 Plan and ratification of the Company's auditors. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

      Stockholders of record at the close of business on July 21, 2000 (the "Record Date") will be entitled to vote at the meeting. As of that date, 17,484,906 shares of common stock, par value $.001 per share ("Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy at the Annual Meeting, constitutes a quorum. A plurality of the votes cast at the Annual Meeting is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendments to the 1998 Plan, and the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

      The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that the Company will reimburse such persons' out-of-pocket expenses.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      The Board currently consists of seven members. The Company's Fourth Amended and Restated Certificate of Incorporation provides for the classification of the Board into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, one nominee for director is to be elected as a Class I director. The nominee is Richard L. Rubin, a member of the present Board. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office. If no contrary indication is made, Proxies in the accompanying form are to be voted for such nominee or, in the event such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by the Board to fill such vacancy.

INFORMATION REGARDING DIRECTORS

      The information set forth below as to the nominee for director has been furnished to the Company by the nominee:

                 NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS

                      FOR A THREE-YEAR TERM EXPIRING AT THE
                       2003 ANNUAL MEETING OF STOCKHOLDERS

NAME                          AGE       PRESENT POSITION WITH THE COMPANY
----                          ---       ---------------------------------
Richard L. Rubin......         71       Director

      Richard L. Rubin, Ph.D. has served as a director of Women First since November 1996 and held the positions of Vice President from December 1996 to March 1998, Secretary from December 1996 to January 1997 and Treasurer from December 1996 to August 1997. Dr. Rubin is President of the Dedalus Foundation, Chairman of New Dimensions in Education and a Professor of Political Science and Public Policy at Swarthmore College. Since 1968, Dr. Rubin has served as a business and investment consultant for various companies. From 1963 to 1968, Dr. Rubin was the Director of Planning & Research for United Merchants & Manufacturers, Inc. In 1957, Dr. Rubin was appointed Chairman and Chief Executive Officer of Dorman Mills where he served until 1962. Dr. Rubin holds a Ph.D. in political science from Columbia University and a B.A. in economics from Brown University.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                       2001 ANNUAL MEETING OF STOCKHOLDERS

NAME                          AGE       PRESENT POSITION WITH THE COMPANY
----                          ---       ---------------------------------
Nathan Kase...........        70        Director
Anthony P. Maris......        66        Vice President, Chief Financial Officer,
                                        Treasurer, Secretary and Director

      Nathan Kase, M.D. has served as a director since June 2000. Dr. Kase is Professor of Obstetrics, Gynecology and Reproductive Science and Dean Emeritus of the Mount Sinai School of Medicine. From 1985 to 1997, Dr. Kase was Dean of the Mount Sinai School of Medicine. From 1989 to 1991, he served as President of the Associated Medical Schools of New York. Dr. Kase's major clinical and research achievements are focused in reproductive endocrinology. He has authored over 100 scientific articles and co-authored two textbooks in his field. Dr. Kase received his residency training in obstetrics and gynecology at the Mount Sinai School of Medicine. Dr. Kase subsequently joined the faculty of the Yale University School of Medicine, serving for nearly twenty years, where he rose from instructor to Professor and Chairman of the Department of Obstetrics and Gynecology. In 1981, he returned to Mount Sinai as Professor and Chairman of the Department of Obstetrics, Gynecology and Reproductive Science.

      Anthony P. Maris has served as a director and Vice President, Chief Financial Officer, Treasurer and Secretary of Women First since April 2000. Mr. Maris joined Women First in September 1997 and served as Vice President and Chief Financial Officer from September 1997 to July 1998. He served as Vice President, Finance until February 1999 at which time he became a consultant to Women First. Prior to joining Women First, Mr. Maris was Vice President, Treasurer, Chief Financial Officer and Director of Roberts Pharmaceutical Co. He also held various positions at Hoffman-LaRoche including that of Vice President, Chief Financial Officer and Member of the Executive Committee and Board of Directors. Mr. Maris has, for several years, served as an adjunct Professor at Rutgers Graduate School of Business and Monmouth University Graduate School of Business. He is a member of the Board of Directors of Pentegra Dental Group. Mr. Maris received a B.S. from the University of Rhode Island and an M.B.A. from New York University.

                              TERM EXPIRING AT THE
                       2002 ANNUAL MEETING OF STOCKHOLDERS

NAME                          AGE       PRESENT POSITION WITH THE COMPANY
----                          ---       ---------------------------------
Edward F. Calesa.....          60       President, Chief Executive
                                        Officer and Chairman of the Board
David F. Hale........          51       Director
Gary V. Parlin.......          58       Director

      Edward F. Calesa co-founded Women First in November 1996 and has served as a director since that time. Mr. Calesa has served as Chairman of the Board of Directors since December 1996. Mr. Calesa also served as Women First's President and Chief Executive Officer from November 1996 to January 1998 and was reappointed President and Chief Executive Officer effective June 2000. Mr. Calesa has an extensive background in innovative health care marketing. In 1971, he co-founded and served as Chairman of the Board of Health Learning Systems Inc. During his tenure at Health Learning Systems, Mr. Calesa developed working relationships with many academic medical specialists and medical organizations, including the National Institutes of Health, National Board of Medical Examiners, Educational Testing Services, Washington Business Group on Health, and Voluntary Hospitals of America and numerous pharmaceutical companies. Mr. Calesa sold Health Learning Systems in December 1988 to WPP Group, plc. From January 1989 to November 1996, Mr. Calesa served as General Partner of an investment partnership, Calesa Associates. Mr. Calesa received an M.B.A. in marketing from Fairleigh Dickinson University and a B.A. in economics from Columbia College.

      David F. Hale joined Women First as President and Chief Executive Officer in January 1998 and has served as a director since that time. Mr. Hale resigned as President and Chief Executive Officer effective June 2000, and entered into a two year consulting agreement with the Company. Mr. Hale served from May 1987 to November 1997 as President and Chief Executive Officer of Gensia Inc., which became Gensia Sicor Inc. and later Sicor, Inc., and as Chairman of that company from May 1991 to November 1997. From 1986 to 1987, Mr. Hale was President and CEO of Hybritech, Inc., a division of Eli Lilly & Company. He joined Hybritech, Inc. in 1982 as Senior Vice President of Marketing and Business Development, became Executive Vice President and Chief Operating Officer in 1982 and became President in 1983. From 1981 to 1982, Mr. Hale was Vice President and General Manager of BBL Microbiology Systems, a division of Becton, Dickinson and Company, and from 1980 to 1981 he was Vice President, Sales & Marketing. From 1971 to 1980, he held various marketing management positions with Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, including Director of Marketing of the Ortho Dermatological Division and Director of Product Management for Ortho Pharmaceutical Corporation. Mr. Hale also serves on the Board of Directors of Dura Pharmaceuticals, Inc., LMA North America and Metabasis Therapeutics. Mr. Hale received a B.A. in biology from Jacksonville State University.

      Gary V. Parlin has served as a director of Women First since November 1997 and a consultant from February 1998 to August 1999. Mr. Parlin retired from Johnson & Johnson in July 1997 after 33 years with that corporation. At retirement, he was a Company Group Chairman and previously had worldwide responsibility for the Cilag Pharmaceutical Group and Ortho Biotech. Mr. Parlin joined Ortho Pharmaceutical Corporation in 1964 and held a number of sales and marketing positions. In 1977, he was promoted to Vice President, Sales and Marketing and became a member of the Ortho Pharmaceutical Corporation Board of Directors at that time. In 1980, Mr. Parlin was appointed Managing Director of Ortho-Cilag Limited and in 1983 he was named President of Ortho Pharmaceuticals, Inc. Mr. Parlin was appointed to the Pharmaceutical/Diagnostics Group Operating Committee in 1985. Mr. Parlin holds a B.S. in business from California State University, San Jose.

BOARD MEETINGS

      The Company's Board held four regularly scheduled meetings and three special telephonic meetings during 1999. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served.

COMMITTEES OF THE BOARD

      COMPENSATION COMMITTEE: The Compensation Committee consists of Messrs. Parlin and Rubin. The Compensation Committee determines compensation for the Company's senior management and administers the 1998 Plan and the Company's 1999 Non-Qualified Stock Option Plan. The Compensation Committee held eight meetings during 1999.

      AUDIT COMMITTEE: During 1999, Mr. Rubin and Mr. Simon, a former member of the Board of Directors, served on the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held two meetings during 1999.

COMPENSATION OF DIRECTORS

      The directors of the Company have never received any regular cash compensation from the Company for services rendered as directors; however, the Company does reimburse directors for their travel expenses incurred in attending meetings of the Board. Gary V. Parlin, a director of Women First, served as a consultant with the Company through August 1999 under which Mr. Parlin received fees of $5,000 per month. Prior to his election to the Board of Directors in April 2000, Anthony P. Maris had a consulting arrangement with the Company under which Mr. Maris provided part-time consulting services and received a minimum monthly consulting fee of $8,750 and reimbursement for travel expenses incurred in performing his consulting duties. Nathan Kase, a director of Women First, serves as a consultant to the Company and currently receives a fee of $5,000 per month. Outside directors of the Company who are not employees of the Company are also eligible to receive initial one-time grants of nonqualified stock options for a specified number of shares upon their appointment to the Board and grants of additional nonqualified stock options upon the conclusion of each regular annual meeting of the Company's stockholders for so long as they remain on the Board. The Company's Board of Directors has the discretion to determine the amount to be granted upon appointment and annually. Notwithstanding the foregoing, total grants to directors under the 1998 Plan may not exceed 15% of the maximum number of shares available for grant under the 1998 Plan (subject to adjustment).

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THE ACCOMPANYING PROXY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of July 21, 2000 regarding the beneficial ownership of the Company's Common Stock by (a) each person known to the Board of Directors to own beneficially 5% or more of the Company's Common Stock; (b) each director of Women First; (c) the Named Executive Officers (as defined below); and (d) all directors and executive officers of Women First as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Women First HealthCare, Inc., 12220 El Camino Real, Suite 400, San Diego, California 92130.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of Common Stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                   NUMBER OF SHARES    PERCENTAGE OF
                                                   OF COMMON STOCK     COMMON STOCK
                                                     BENEFICIALLY      BENEFICIALLY
         NAME AND ADDRESS                              OWNED(1)           OWNED
         ----------------                          ----------------    -------------
Edward F. Calesa...............................        5,286,082          30.23%
David F. Hale(2)...............................          772,101           4.26%
Susan E. Dube..................................           32,441           *
Debra P. Crawford..............................               --           *
Jeffrey W. Raser...............................           45,604           *
Meredith A. Brokaw.............................            9,707           *
Gary V. Parlin.................................           42,358           *
Richard L. Rubin...............................          183,000           1.05%
Nathan Kase....................................           85,080           *
Anthony P. Maris...............................           92,688           *
Randi C. Crawford(3)...........................        1,064,347           6.08%
Johnson & Johnson Development Corporation(4)...        2,137,769          12.08%
Capital Research and Management Company........        1,160,000           6.63%
Executive Officers and Directors as a Group
   (15 persons)(5).............................        7,722,558          41.97%

-----------------------
  * Less than 1%.

(1) The following table indicates those people whose total number of beneficially owned shares include shares subject to options exercisable within 60 days of July 21, 2000:

                                            Shares Subject   Shares Subject
                                              to Options      to Warrants
                                            --------------   --------------
      Edward F. Calesa .................             --          2,758
      David F. Hale ....................        655,477            324
      Susan E. Dube ....................         32,441             --
      Jeffrey W. Raser .................         35,604             --
      Meredith A. Brokaw ...............          9,707             --
      Anthony P. Maris .................         34,452            811
      Gary V. Parlin ...................         41,547            811
      Randi C. Crawford ................         27,450             --

(2) Includes 116,300 shares held by the David F. & Linda C. Hale Trust, of which Mr. Hale is a trustee.

(3)   Ms. Randi C. Crawford is Edward F. Calesa's daughter.

(4)   Includes 218,042 shares subject to currently exercisable warrants.

(5) See note (1). Includes 34,508 and 100 shares held by Nancy J. Casey and Wendy S. Johnson, respectively. Includes 10,214, 30,041 and 34,206 shares subject to options exercisable within 60 days of the date of this table by Nancy J. Casey, Wendy S. Johnson and Robert L. Jones, respectively. Includes 81 shares subject to warrants exercisable by Wendy S. Johnson.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

      The executive officers and key employees of the Company and their ages as of July 21, 2000 are as follows:

          NAME              AGE                POSITION
          ----              ---                --------
      Susan E. Dube         53   Senior Vice President, Consumer Division
      Jeffrey W. Raser      39   Senior Vice President, Business Development
      Randi C. Crawford     31   Vice President, Educational Program Development
      Wendy S. Johnson      48   Vice President, Business Development
      Robert L. Jones       55   Vice President, Human Resources and
                                 Administration
      Robert S. Plucinski   50   Vice President, Strategic Relationships and
                                 Education
      Nancy J. Casey        48   Vice President, Pubic Relations

      Susan E. Dube joined Women First in July 1998 as Vice President, Strategic Planning & Acquisitions and was promoted to Senior Vice President in December 1999. Effective July 2000, Ms. Dube serves as Senior Vice President, Consumer Division. From October 1997 until she joined Women First, Ms. Dube was Senior Vice President, Strategy & Corporate Development for Imagyn Medical Technologies, Inc. From January 1996 to September 1997, Ms. Dube served as Vice President, Marketing and Business Development and Vice President, Business Development at Imagyn Medical, Inc. From August 1995 to December 1995, Ms. Dube served as a consultant for LifeScience Economics, Inc. during which time she consulted for Imagyn Medical, Inc. Ms. Dube also served as President and Chief Executive Officer of BioInterventions, Inc. from June 1994 to August 1995. From August 1993 to May 1994, she served as an independent consultant to a number of health care companies. From May 1991 to August 1993, she was Executive Vice President and Chief Operating Officer of Adeza Biomedical, Inc. She was employed as Vice President, Ventures at the Brigham and Women's Hospital from 1985 to 1991. Ms. Dube holds an M.B.A. from Harvard University and a B.A. in government from Simmons College.

      Jeffrey W. Raser joined Women First in March 1998 as Vice President, Professional Sales and Marketing. Effective July 2000, Mr. Raser was promoted to Senior Vice President, Business Development. From January 1995 until he joined Women First, Mr. Raser was Director, Business Operations at Roche Laboratories, Inc. Mr. Raser held a number of positions at Roche Laboratories, including Director of Customer Marketing from December 1992 to December 1994, Market Segment Manager, Director of Managed Care and Entitlement Programs from January 1991 to December 1992 and Senior Regional Manager, State Government Affairs from February 1990 to January 1991. Mr. Raser worked for Lederle Laboratories as Manager, Marketing Communications from January 1988 to January 1990 and Regional Manager, State Government Relations from June 1985 to December 1987. Mr. Raser holds a B.A. in government from Franklin and Marshall College.

      Randi C. Crawford co-founded Women First and served as Vice President, Marketing Research from February 1997 to February 1998. She served as Secretary of Women First from January 1997 through March 1998. She assumed the role of Vice President, Educational Program Development in February 1998 and currently holds this position. From November 1995 until joining Women First, Ms. Crawford was a research analyst with Calesa Associates specializing in investment opportunities in health care companies. From October 1991 to November 1995, Ms. Crawford worked as a consultant engaging in the creation and production of children's television programming for Fox Television, Lifetime Television, DIC Entertainment and Saban Entertainment, Inc. Ms. Crawford received a B.A. in liberal arts from Villanova University. Ms. Crawford is the daughter of Edward
F. Calesa.

      Wendy S. Johnson joined Women First in July 1998 as Vice President, Business Development and resigned effective July 2000. From July 1994 until joining Women First, Ms. Johnson was Vice President, Corporate Development & Operations at Prizm Pharmaceuticals, currently Selective Genetics Incorporated. From July 1990 to June 1994, Ms. Johnson was Vice President, Business Development and Regulatory Affairs with Cytel Corporation. From June 1988 to June 1990, Ms. Johnson was with Synbiotics Corporation as Manager, Business Development. She worked for Coralab Research as International Affairs Administrator from 1986 to 1988. From 1976 to 1986, Ms. Johnson served as Assistant Director with the Center for Devices and Radiological Health at the Food and Drug Administration. Ms. Johnson holds an M.B.A. from Loyola University, an M.S. in clinical microbiology from the Hahnemann Medical School and a B.S. in microbiology from the University of Maryland.

      Robert L. Jones joined Women First in February 1998 as Vice President, Human Resources and Administration. From March 1996 until he joined Women First, Mr. Jones was Vice President, Human Resources and Training with Rally's Hamburgers, Inc. From June 1995 to March 1996, Mr. Jones was a partner with Dick Wray and Consultants, Inc. From January 1984 to November 1994, Mr. Jones served as the Corporate Vice President, Human Resources with Foodmaker, Inc. From 1980 to 1984, Mr. Jones served in a number of positions with General Foods Corporation including Vice President, Personnel, Theme Restaurant Division from 1980 to 1984 and Personnel Director, Foodservice Products Division from 1982 to 1984. Mr. Jones received an M.A. in personnel administration from Ball State University and a B.S. in education and speech from Ball State University.

      Robert S. Plucinski joined Women First in March 2000 as Vice President, Strategic Relationships and Education. Prior to joining Women First, Mr. Plucinski worked at Health Learning Systems from 1988 to 2000. During his tenure at Health Learning Systems, he held various management positions, including Executive Vice-President, Client Service, President, Disease Management Systems, President, Health Learning Systems Clinical Systems and President of Health Living Systems. Mr. Plucinski has extensive experience in women's health care, having been involved for ten years in the contraception marketplace with Ortho-McNeil Pharmaceutical. Mr. Plucinski's background also includes pharmaceutical advertising, clinical research and pharmaceutical sales. Mr. Plucinski received his M.B.A. from Adelphi University, M.S. in neuroendocrine physiology from New York University, and a B.S. in biology from Fairfield University.

      Nancy J. Casey joined Women First in October 1998 as Vice President, Catalog Operations and in February 1999 became Vice President, Public Relations. Effective July 2000, Ms. Casey serves as Vice President, Public Relations. From August 1995 until October 1998, Ms. Casey was a Co-Chief Executive Officer of As We Change, LLC and was a co-founder of that company. From June 1985 to January 1997, Ms. Casey was the owner of Nancy Casey Public Relations. Ms. Casey was a Sales Assistant with Dale Fitzmorris from September 1990 to November 1992. From May 1987 to September 1990, she served as the Director of Public Relations with WestCom Group. Ms. Casey holds a B.A. in English from San Diego State University.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation for the years ended December 31, 1999, 1998 and 1997 received by the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the 1999 fiscal year (the "Named Executive Officers"). David F. Hale resigned as President and Chief Executive Officer effective June 30, 2000 and Edward F. Calesa was appointed to these positions. Debra P. Crawford resigned as Vice President, Chief Financial Officer, Treasurer, and Secretary effective May 5, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                 ANNUAL COMPENSATION                                          COMPENSATION
                               -------------------------------------------------------  -----------------------------
                                                                          OTHER           SHARES
 NAME AND PRINCIPAL                                                       ANNUAL        UNDERLYING      ALL OTHER
      POSITION                 YEAR     SALARY ($)        BONUS ($)   COMPENSATION ($)  OPTIONS (#)  COMPENSATION ($)
 ------------------            ----     ----------        ---------   ----------------  -----------  ----------------
Edward F.  Calesa,             1999      $362,512         $140,000      $ 95,392(1)            --            --
Chairman of the Board          1998       252,308               --            --               --            --
                               1997        66,346               --            --               --            --

David F. Hale, Former          1999       350,016          280,000         6,357(2)            --      $ 14,532(3)
President and Chief            1998       340,577(4)        75,000            --          805,200            --
Executive Officer              1997            --               --            --               --            --

Debra P. Crawford, Former      1999       187,500           26,797            --           18,300            --
Vice President, Chief          1998        67,308               --            --           45,750            --
Financial Officer,             1997            --               --            --               --            --
Treasurer & Secretary(6)

Susan E. Dube, Senior          1999       187,500           27,179        22,007(7)        18,300            --
Vice President                 1998        87,500(8)        17,528            --           45,750            --
                                             1997               --            --               --            --

Jeffrey W. Raser, Vice         1999       178,500           37,931            --           18,300            --
President Professional         1998       131,423(9)            --            --           45,750            --
Sales and Marketing            1997            --               --            --               --            --

-------------------
(1) Consists of relocation expenses and related tax gross-ups paid to Mr. Calesa in 1999.

(2)   Consists of an auto allowance for 1999 paid to Mr. Hale.

(3) Consists of premiums paid on a personal life insurance policy on Mr. Hale's behalf.

(4) Mr. Hale joined Women First on January 14, 1998. The amount shown in the salary column reflects amounts actually paid to Mr. Hale during 1998.

(5) Ms. Crawford joined Women First on July 1, 1998. The amount shown in the salary column reflects amounts actually paid to Ms. Crawford during 1998.

(6)   Ms. Crawford resigned from the Company effective May 5, 2000.

(7) Consists of relocation expenses and related tax gross-ups paid to Ms. Dube in 1999.

(8) Ms. Dube joined Women First on July 6, 1998. The amount shown in the salary column reflects amounts actually paid to Ms. Dube during 1998.

(9) Mr. Raser joined Women first on March 27, 1998. The amount shown in the salary column reflects amounts actually paid to Mr. Raser during 1998.

OPTION GRANTS DURING FISCAL YEAR 1999

      The following table sets forth information regarding options to purchase Common Stock granted during the year ended December 31, 1999 to each of the Named Executive Officers. Women First does not have any outstanding stock appreciation rights.

      The potential realizable values are based on an assumption that the price of the Company's Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of the Company's Common Stock.

                                        INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                      % OF TOTAL                                        POTENTIAL REALIZABLE VALUE
                          NUMBER OF     OPTIONS                                         AT ASSUMED ANNUAL RATES OF
                         SECURITIES   GRANTED TO   EXERCISE OR                           STOCK PRICE APPRECIATION
                         UNDERLYING   EMPLOYEES    BASE PRICE                                 FOR OPTION TERM
                           OPTIONS     IN FISCAL   PER SHARE     EXPIRATION       ----------------------------------------
       NAME              GRANTED (#)    YEAR(%)    ($/SHARE)        DATE           0% ($)          5% ($)          10% ($)
       ----              -----------  ----------   -----------   -----------      --------        --------        --------
Edward F. Calesa .....         --          --            --             --              --              --              --
David F. Hale ........         --          --            --             --              --              --              --
Debra P. Crawford ....     18,300        3.78%        $4.81        2/21/09        $ 73,017        $174,294        $329,673
Susan E. Dube ........     18,300        3.78%        $4.81        2/21/09        $ 73,017        $174,294        $329,673
Jeffrey W. Raser .....     18,300        3.78%        $4.81        2/21/09        $ 73,017        $174,294        $329,673

OPTION EXERCISES AND FISCAL YEAR-END VALUES

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 1999, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING             VALUE OF UNEXERCISED
                         SHARES                     UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                        ACQUIRED                      FISCAL YEAR END (#)       FISCAL YEAR END ($)(1)
                           ON          VALUE             EXERCISABLE/                EXERCISABLE/
     NAME              EXERCISE(#)   REALIZED($)        UNEXERCISABLE                UNEXERCISABLE
     ----              -----------   -----------    ----------------------      -----------------------
Edward F. Calesa            -            -                    --                          --
David F. Hale               -            -             538,656/266,544           $2,377,574/$1,176,499
Debra P. Crawford           -            -              21,068/42,982              77,462/132,526
Susan E. Dube               -            -              20,911/43,139              76,769/133,219
Jeffrey W. Raser            -            -              27,074/39,976              90,730/119,258

-------------------
(1) Based on the closing sale price of the Common Stock on December 31, 1999 ($5.25), as reported by the Nasdaq National Market, less the option exercise price.

EMPLOYMENT AGREEMENTS

      On January 8, 1998, Women First entered into an employment agreement with Edward F. Calesa, setting forth his duties, compensation, employee benefits and other terms of employment. Pursuant to this agreement, Mr. Calesa was entitled to receive a base annual salary of $150,000, which was increased by the Compensation Committee of the Board of Directors on July 16, 1998 to $350,000 per year, effective July 1, 1998. At the time of this salary increase, the Compensation Committee determined that Mr. Calesa was eligible to receive a special bonus allocation. On July 7, 1999, the Compensation Committee approved an increase in Mr. Calesa's annual base salary to $375,000. Effective April 1, 2000, the Compensation Committee approved a car allowance for Mr. Calesa in the amount of $1,000 per month. Effective May 1, 2000, Mr. Calesa agreed to a compensation reduction in the amount of $56,250. The Board appointed Mr. Calesa as President and Chief Executive Officer effective June 30, 2000.

      On January 14, 1998, Women First entered into an employment agreement with David F. Hale, setting forth his duties, compensation, employee benefits and other terms of employment. Under the employment agreement, Mr. Hale is eligible to receive the following cash compensation: (i) a base annual salary of $350,000, which is subject to increase upon annual review by the Compensation Committee of the Board of Directors, (ii) a bonus for each fiscal quarter of $25,000 based upon Mr. Hale's and the Company's performance, and (iii) an annual bonus in addition to his quarterly bonus based upon his participation in the Company's Management Incentive Compensation Plan. Under the employment agreement, the Company agreed to grant Mr. Hale options to purchase up to 805,200 shares of the Company's Common Stock at an exercise price of $0.84 per share. Effective May 1, 2000, Mr. Hale agreed to a compensation reduction in the amount of $52,500. Mr. Hale resigned as President and Chief Executive Officer effective June 30, 2000, and entered into a two year consulting agreement with the Company that provides for compensation of $150,000 during the first year and $120,000 during the second year. The Board also approved the payment of Mr. Hale's salary through July 31, 2000, extension of his medical benefits through December 31, 2000, and extension of the exercise period on his options to July 31, 2004.

COMPENSATION PLANS

      Long-Term Incentive Plan. On March 31, 1998, the Company adopted the Women First HealthCare 1998 Long-Term Incentive Plan (the "1998 Plan"), in which 2,249,985 shares of Common Stock were reserved for issuance upon exercise of options granted to officers, employees and directors of, and consultants to, the Company. The Company's stockholders approved the adoption of the 1998 Plan in May 1998. The Board of Directors approved certain amendments to the 1998 Plan, including an increase in the number of shares reserved for issuance under the 1998 Plan to 2,949,985 in March 2000, which is subject to stockholder approval. See "Proposal 2: Proposal to Approve Amendments to the Company's 1998 Long-Term Incentive Plan." The 1998 Plan permits the award of non-qualified and incentive stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments or performance awards. The principal purposes of the 1998 Plan are to attract and retain key employees, directors and independent consultants of the Company and the Company's subsidiaries in order to promote the interests of Women First's stockholders.

      Incentive Stock Plan. The Women First, Inc. Incentive Stock Plan (the "Incentive Plan") was adopted by the Board of Directors on May 7, 1997, and approved by its stockholders on May 7, 1997, for the benefit of its employees, directors and consultants. As of May 31, 2000, there were 27,450 shares of Common Stock subject to incentive stock options outstanding under the Incentive Plan. All outstanding options under the Incentive Plan have fully vested. No additional awards will be made under the Incentive Plan because it was replaced by the Company's 1998 Long-Term Incentive Plan on March 31, 1998.

      Non-Qualified Stock Option Plan. On March 7, 2000, the Company adopted the 1999 Non-Qualified Stock Option Plan of Women First HealthCare, Inc. (the "1999 Plan"), in which 250,000 shares of Common Stock were reserved for issuance upon exercise of non-qualified stock options granted to:

         -  key employees who are not officers or directors of Women First,

         - newly hired employees who (i) have not previously been employed by Women First, and (ii) with respect to whom options are to be granted as an inducement to join the Company, and

         -  consultants who are not officers or directors of Women First.

      In consideration for the granting of an option, the optionee must agree to remain in the employ of (or to consult for) the Company or any subsidiary of the Company for a period of at least one year after the option is granted, unless otherwise provided by the committee or the written stock option agreement. The principal purpose of the 1999 Plan is to further the Company's growth, development and financial success by providing additional incentives to key employees and independent consultants who have been or will be given responsibility for the management or administration of the Company's business affairs.

      Management Incentive Compensation Plan. The Company adopted the Women First HealthCare Management Incentive Compensation Plan (the "MICP") to offer incentive compensation to key employees by rewarding the achievement of corporate goals and specifically measured individual goals. The MICP is governed by the Compensation Committee of the Board of Directors and administered by the Company's President and Chief Executive Officer. The Compensation Committee, however, is responsible for approving any incentive awards to officers of the Company and for determining and approving any incentive awards to the President and Chief Executive Officer or Chairman. Awards under the MICP are based upon the achievement of both individual and corporate objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Currently, Gary V. Parlin and Richard L. Rubin, both of whom are directors of the Company, serve on the Compensation Committee of the Board of Directors. Mr. Parlin has served since March 1998 and Mr. Rubin since March 1999. Until August 1999, Mr. Parlin had a consulting agreement with the Company under which Mr. Parlin received a monthly consulting fee of $5,000. Mr. Parlin purchased $100,000 principal amount of short-term notes and warrants to purchase 811 shares of Common Stock in a private placement in March 1999. The short-term notes had an interest rate of 9% per annum, payable quarterly. The warrants are exercisable for a period of five years with an exercise price of $9.35. Mr. Rubin previously held the positions of Vice President, Secretary and Treasurer of the Company.

      From March 1998 until March 1999, Edward F. Calesa, the Chairman of the Board, JoAnn Heffernan Heisen, a former director, and Gary V. Parlin served on the Compensation Committee of the Board of Directors. Mr. Calesa is an employee of the Company and receives an annual salary of $318,750 per year. He is a party to an employment agreement with Women First for a term of four years commencing on January 8, 1998. Mr. Calesa also purchased $340,000 principal amount of short-term notes and warrants to purchase 2,758 shares of Common Stock in a private placement in March 1999. Ms. Janice Calesa-Sherman, Mr. Calesa's daughter, purchased $110,000 principal amount of short-term notes and warrants to purchase 892 shares of Common Stock in a private placement in March 1999.

      Ms. Heisen is the Vice President, Chief Information Officer and a member of the executive committee of Johnson & Johnson. Ms. Heisen resigned from the Board of Directors of Women First on March 19, 1999. Johnson & Johnson purchased $1.5 million principal amount of short-term notes and warrants to purchase 12,169 shares of Common Stock in a private placement in March 1999. All of the principal and unpaid interest on the notes was repaid by the Company in August 1999.

      No interlocking relationship exists between any member of the Compensation Committee and any member of any other Company's Board of Directors or Compensation Committee.

                                PERFORMANCE GRAPH

      The following graph compares total stockholder return on the Company's Common Stock since June 29, 1999 to two indices: the Nasdaq Composite Index, U.S. Companies, and the Nasdaq Pharmaceutical Index. The graph assumes an initial investment of $100 on June 29, 1999.


                              [PERFORMANCE GRAPH]

         Date           WFHC Price      NASDAQ-US         NASDAQ-PHARM
         ----           ----------      ---------         ------------
      06/29/1999         100.0000        100.0000           100.0000
      06/30/1999         114.5896        101.4519           100.6746
      07/30/1999          98.3741         99.9749           112.2022
      08/31/1999          84.3207        103.9347           121.9759
      09/30/1999          61.0828        103.7655           115.0444
      10/29/1999          64.3259        111.3068           116.5478
      11/30/1999          52.9707        123.1811           131.1433
      12/31/1999          45.4034        149.7562           168.4646

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed of independent outside directors of the Board. The Committee receives and approves each of the elements of the executive compensation program of the Company and continually assesses the effectiveness and competitiveness of the program. In addition, the Committee administers the stock option program and other key provisions of the executive compensation program and reviews with the Board all aspects of the compensation structure for the Company's executives. Set forth below in full is the Report of the Compensation Committee regarding compensation paid by the Company to its executive officers during 1999:

COMPENSATION PHILOSOPHY

      The Company's compensation policy is to offer the Company's executives competitive compensation based on overall Company performance, individual contribution to the financial success of the Company, as well as the achievement of personal performance. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing stockholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company operates.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

      Base Salaries are established by the Compensation Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business with reference to the competitive marketplace for executive officers at certain other similar companies. Although the Compensation Committee believes that the base salaries paid to executive officers of the Company were at levels competitive with salaries at comparable companies, effective May 1, 2000, the Compensation Committee approved reductions of 15% of base salary for the Chairman and the President and Chief Executive Officer and 5% of base salary for all other executive officers of the Company in an effort to reduce costs.

      Annual Incentive Bonuses includes awards granted under the MICP, which is governed by the Compensation Committee. Awards under the MICP are based upon the achievement of both individual and corporate objectives.

      Long-Term Incentives include awards of stock options. The objective for the awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the individual's potential to make significant contributions to the Company, and award levels at other similar companies.

CEO COMPENSATION

      David F. Hale's base salary was established pursuant to his employment agreement entered into on January 14, 1998. The Committee believes that the total compensation of the President and Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers at comparable companies. Each year the Compensation Committee reviews the Chief Executive Officer's compensation arrangement, the individual performance for the calendar year under review, as well as the Company's performance. In determining Mr. Hale's bonus for 1999, the Committee considered Mr. Hale's contributions to the Company and his leadership role in implementing strategic and financial initiatives designed to augment the Company's development and growth efforts. During 1999, Mr. Hale received a bonus of $100,000 pursuant to his employment agreement, and a bonus of $180,000 based upon his participation in the Company's Management Incentive Compensation Plan. In addition, Mr. Hale's salary was reviewed by the Compensation Committee, and the Committee did not increase Mr. Hale's salary. Furthermore, Mr. Hale agreed to a compensation reduction in the amount $52,500 effective May 1, 2000. With respect to long-term incentives, during 1999, Mr. Hale was not awarded options to purchase shares of Common Stock of the Company in his capacity as Chief Executive Officer. The Compensation Committee believes Mr. Hale's compensation, including salary and bonus, is at a level competitive with CEO salaries within the specialty pharmaceutical and biopharmaceutical industries.

SECTION 162(m) COMPLIANCE

      The Company does not presently anticipate any of the Named Executive Officers to exceed the million-dollar non-performance based compensation threshold of Section 162(m) of the Internal Revenue Code. The Company and the Committee will continue to monitor the compensation levels of the Named Executive Officers and determine the appropriate response to Section 162(m) when and if necessary. It is the Company's intent to bring the stock option program into compliance with Section 162(m), if necessary, to ensure that stock option grants are excluded from compensation calculation for the purposes of Section 162(m).

CONCLUSION

      Through the programs described above, a significant portion of the Company's compensation program and realization of its benefits is contingent on both Company and individual performance.

      The foregoing report has been furnished by the Compensation Committee.


                                          Gary V. Parlin
                                          Richard L. Rubin

                              CERTAIN TRANSACTIONS

      In a private placement of the Company's Series A Preferred Stock, which commenced in January 1998, Edward F. Calesa, the Company's President, Chief Executive Officer and Chairman of the Board, purchased 75,000 shares of Series A Preferred Stock (equivalent to 137,250 shares of Common Stock) for $750,000, Janice Calesa-Sherman, Mr. Calesa's daughter, purchased 25,000 shares of Series A Preferred Stock (equivalent to 45,750 shares of Common Stock) for $250,000, a trust of which David F. Hale, the Company's former President and Chief Executive Officer, is a trustee, purchased 10,000 shares of Series A Preferred Stock (equivalent to 18,300 shares of Common Stock) for $100,000, Johnson & Johnson Development Corporation purchased 900,000 shares of Series A Preferred Stock (equivalent to 1,647,000 shares of Common Stock) for $9.0 million, and Allen & Company Incorporated purchased 100,000 shares of Series A Preferred Stock (equivalent to 183,000 shares of Common Stock) for $1.0 million. The Company also issued warrants to purchase 205,873 shares of Common Stock, with an exercise price of $5.46 per share, to Johnson & Johnson Development Corporation in connection with the private placement. Allen & Company Incorporated received warrants to purchase an aggregate of 274,499 shares of Common Stock with an exercise price of $5.46 per share, and other customary fees and expenses, as consideration for serving as the placement agent for the private placement.

      In July 1998, Women First entered into a 10-year exclusive distribution agreement with Ortho-McNeil Pharmaceutical, Inc., a subsidiary of Johnson & Johnson, for the purchase and sale of the Ortho-Est(R) oral estrogen product. This agreement calls for minimum payments for the remaining eight-year term of the contract, regardless of the actual sales performance of the pharmaceutical product. In 1999, Women First made aggregate payments in the amount of $8.4 million for product and samples.

      Nancy J. Casey, Vice President, Catalog Operations, entered into an employment agreement with the Company on October 21, 1998 under which Ms. Casey received an annual base salary in 1999 of $125,000 and $140,000 per year until the end of the three year term. Women First also entered into employment agreements with Edward F. Calesa, Chairman of the Board, and David F. Hale, President and Chief Executive Officer. See "Employment Agreements."

      In January 1999, the Company satisfied certain milestones that were set forth in a Series A Purchase Agreement and in February 1999 issued 550,000 shares of Series A Preferred Stock (equivalent to 1,006,500 shares of Common Stock) for total proceeds of $5.5 million.

      In February 1999, the Company entered into a consulting agreement with Anthony P. Maris, a director of the Company. Mr. Maris provided part-time consulting services and received a minimum monthly consulting fee of $8,750 and reimbursement for travel expenses incurred in performing his consulting duties. Mr. Maris received $193,000 as total compensation for his consulting services. Effective April 17, 2000, the Company terminated Mr. Maris' consulting agreement when he became Vice President, Chief Financial Officer, Treasurer and Secretary.

      In March 1999, in connection with the Company's private placement of short-term notes and warrants to purchase Common Stock, Johnson & Johnson Development Corporation purchased $1.5 million principal amount of short-term notes and warrants to purchase 12,169 shares of Common Stock for $1.5 million. Mr. Calesa purchased $340,000 principal amount of the short-term notes and warrants to purchase 2,758 shares of Common Stock for $340,000. Janice Calesa-Sherman, Mr. Calesa's daughter, purchased $110,000 principal amount of the short-term notes and warrants to purchase 892 shares of Common Stock for $110,000. Mr. Parlin and Mr. Maris individually purchased $100,000 principal amount of the short-term notes and warrants to purchase 811 shares of Common Stock for $100,000. These short-term notes bear interest at a rate of 9% per annum, payable quarterly. All principal and unpaid interest was repaid in August 1999.

      In March 1999, the Company entered into a consulting arrangement with Dr. Nathan Kase. Dr. Kase provides part time consulting services to the Company and now receives a monthly consulting fee of $5,000. Dr. Kase received consulting fees of $56,000 through June 2000. Dr. Kase also received fees of $15,000 in 1999 for his participation on the Company's Health Advisory Board. Dr. Kase was appointed a director of the Company in June 2000.

      In May 1999, the Company entered into a co-promotion agreement with Ortho-McNeil Pharmaceutical, Inc., a subsidiary of Johnson & Johnson pursuant to which the Company agreed to co-promote ORTHO TRI-CYCLEN(R), a leading oral contraceptive, and ORTHO-PREFEST(TM), a new oral hormonal replacement therapy product. The agreement runs through December 31, 2002 and may be extended by the Company for one additional year if specified sales goals are met. Effective as of March 31, 2000, the Company amended certain terms of the co-promotion agreement, including discontinuing the co-promotion of ORTHO TRI-CYCLEN(R).

      In June 1999, in connection with the initial public offering of the Company's shares, Johnson & Johnson purchased 272,727 shares at the initial public offering price.

                                   PROPOSAL 2

         PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S 1998 LONG-TERM
                                 INCENTIVE PLAN

      At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to approve amendments to the Women First HealthCare, Inc. 1998 Long-Term Incentive Plan (the "1998 Plan"), which among other things increases the number of shares of Common Stock available for issuance thereunder from 2,249,985 to 2,949,985. The 1998 Plan was adopted by the Company's Board of Directors and stockholders, effective May 7, 1998.

DESCRIPTION OF THE 1998 PLAN

      GENERAL NATURE AND PURPOSE. On March 31, 1998, the Company's Board of Directors adopted the Women First HealthCare, Inc. 1998 Long-Term Incentive Plan. The principal purposes of the 1998 Plan are to provide incentives for key employees, consultants and independent directors of the Company and its subsidiaries through granting of options, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ or retaining their services.

      The principal features of the 1998 Plan are summarized below, but the summary is qualified in its entirety by reference to the full text of the 1998 Plan, as amended and restated, which is set forth as Annex A to this Proxy Statement.

      ADMINISTRATION. The 1998 Plan is administered by the Compensation Committee comprised of outside directors of the Board of Directors. Subject to the terms and conditions of the 1998 Plan, the Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares of Common Stock to be covered by such grants, to determine the exercise price of options, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1998 Plan. The Committee also is authorized to adopt, amend and rescind rules relating to the administration of the 1998 Plan.

      PAYMENT FOR SHARES. The 1998 Plan permits the payment of the option exercise price to be made in cash, cash equivalents or notes acceptable to the Committee, by arrangement with a broker acceptable to the Committee to deliver all or part of the proceeds, as applicable, upon the sale of shares underlying the stock option, by surrender of shares of Common Stock valued at their fair market value on the date of exercise, or by any combination of the foregoing.

      AWARDS UNDER THE PLAN. The 1998 Plan provides that the Committee may grant or issue non-qualified and incentive stock options, restricted stock, dividend equivalents, stock appreciation rights, stock payments or performance awards (each, an "Incentive Award"). Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

      Nonqualified stock options ("NQSOs") provide for the right to purchase Common Stock at a specified price which may not be less than 85% of the fair market value on the date of grant and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Committee.

      Incentive stock options, if granted, will be designed to comply with the provisions of the Internal Revenue Code (the "Code") and will be subject to restrictions contained in the Code. Among such restrictions, incentive stock options must have an exercise price not less than fair market value of a share of the Common Stock on the date of grant, may only be granted to key employees, and must be exercised within the ten years after the date of grant, but may be subsequently modified to disqualify them from treatment as incentive stock options. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the 1998 Plan provides that the exercise price must be at least 110% of the fair market of such share of Common Stock.

      Restricted stock may be sold to any key employee or consultant at various prices, and made subject to such restrictions as may be determined by the Committee. The Company typically has the right to repurchase restricted stock at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

      Stock appreciation rights may be granted to any key employee or consultant in connection with stock options or other awards, or separately. Stock appreciation rights granted by the Committee in connection with stock options or other awards will provide for payments to the holder based upon increases in the price of the Company's Common Stock over the exercise price of the related option or other awards. Except as required by Section 162(m) of the Code with respect to stock appreciation rights intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the incentive plan on the exercise of stock appreciation rights or the amount of gain realizable from stock appreciation, although restrictions may be imposed by the Board of Directors or Committee in the stock appreciation agreements. The Committee may elect to pay stock appreciation rights in cash or in Common Stock or in a combination of both.

      Dividend equivalents may be granted to any key employee or consultant by the Board of Directors or the Committee. The amount of the dividend equivalents represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, deferred stock, performance awards, stock appreciation rights or other awards held by the participant.

      Performance awards may be granted to any key employee or consultant by the Committee. Generally, these awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance awards may also include bonuses which may be granted by the Committee which may be payable in cash or in Common Stock or in a combination of both.

      Stock payments may be received by any key employee or consultant selected by the Committee in the manner determined from time to time by the Committee. The number of shares of Common Stock or an option or other right to purchase Common Stock shall be determined by the Committee, and may be based upon performance criteria as determined by the Committee.

      TERMS OF INCENTIVE AWARDS. The terms of each individual stock option agreement will specify when each option becomes exercisable or "vested." Additionally, the Committee has discretion to accelerate vesting of an option, regardless of the vesting schedule in the stock option agreement. Options, however, must vest at a rate of at least 20% per year over five years from the date of grant.

      The dates on which options expire will be set forth in the individual stock option agreements. However, generally options expire on the tenth anniversary of the date of grant. Further, each option provides for a period of exercise of at least six months in the event of termination of employment as a result of death or disability and at least 30 days in the case of termination other than death or disability. Stock options, like all other Incentive Awards granted under the 1998 Plan, become 100% vested in the event of the grantee's death or total and permanent disability.

      AMENDMENT AND TERMINATION. The Board may amend, suspend, or terminate the 1998 Plan at any time. An amendment, however, is subject to stockholder approval to the extent that it affects the accelerated vesting provisions of the 1998 Plan or the adjustment provisions of the 1998 Plan or to the extent required by applicable laws, regulations and or rules. Further, the Committee may, with the consent of a holder, modify the terms and conditions of an Incentive Award as it deems advisable or cancel an award previously granted under the 1998 Plan. Also, unless the holder consents, no amendment, suspension or termination of the 1998 Plan may impair the rights of the holder under his or her outstanding Incentive Awards.

      Unless sooner terminated by the Board or the Committee, the 1998 Plan will terminate on March 7, 2008. The termination of the 1998 Plan will not affect the validity of any option outstanding on the date of termination.

      ELIGIBILITY. The Committee may grant Incentive Awards to any employee, member of the Board of Directors or an affiliate of a member of the Board or an independent contractor of the Company. Under the 1998 Plan, outside directors are eligible to receive initial one-time grants of nonqualified stock options for a specified number of shares upon their appointment to the Board and grants of additional nonqualified stock options upon the conclusion of each regular annual meeting of the Company's stockholders for so long as they remain on the Board. The total grants to outside directors under the Plan may not exceed 15% of the maximum number of shares of Common Stock available for grant.

      FEDERAL INCOME TAX INFORMATION. The income tax consequences of the 1998 Plan under current federal law are summarized below. The discussion is intended to provide only general information. Federal alternative minimum tax and employment tax consequences and state, local and foreign tax consequences are not discussed.

      Incentive Stock Options. There generally are no federal income tax consequences to the holder by reason of the grant or exercise of an incentive stock option. If a holder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the holder upon exercise of the option, any gain or loss upon sale or other taxable disposition of such stock will be capital gain or loss. Generally, if the holder disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the holder will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the holder's actual gain, if any, on the purchase and sale. The holder's additional gain, if any, upon the disqualifying disposition may be eligible for capital gain treatment if the required capital gain holding period is met. Slightly different rules may apply to holders who are subject to Section 16 of the Exchange Act or who acquire stock subject to certain repurchase options.

      To the extent the holder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax-reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Non-Qualified Stock Options. There are no federal income tax consequences to the holder or the Company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the holder will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the aggregate option exercise price paid. Generally, with respect to employees, the Company is required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax-reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the holder. Upon disposition of the stock, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be: (i) long-term if the stock was held for more than twelve months or (ii) short-term if the stock was held twelve months or less. Slightly different rules may apply to holders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Stock Appreciation Rights. A holder of a stock appreciation right will not realize income for federal income tax purposes as a result of the grant of such stock appreciation right, but upon exercise of the stock appreciation right normally will realize compensation income in the year of such exercise equal to the fair market value of the cash received upon such exercise. The Company (or its subsidiary which employs the holder) will be entitled to a deduction in the same amount at the time of exercise of the stock appreciation right.

      Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a performance award is paid, whether in cash or Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

      Dividend Equivalents. A recipient of a dividend equivalent generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

      Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company generally would be entitled to a deduction for the same amount.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a) (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of "outside directors" (as defined in Section 162(m)) and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a compensation committee comprised solely of "outside directors" and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain and approved by the stockholders.

      Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the 1998 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 1998 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

      GRANTS IN 1999 AND 2000. Pursuant to the 1998 Plan, options for 522,187 shares were granted during fiscal year 1999 at exercise prices ranging from $.8361 to $14.25 per share. In January through July 2000, options for 386,270 shares were granted under the 1998 Plan at exercise prices ranging from $1.50 to $5.75 per share.

PROPOSED AMENDMENTS TO THE 1998 PLAN

      Under the current 1998 Plan, 2,249,985 shares of Common Stock are reserved for issuance. In May 2000, the Board of Directors approved an increase in the number of shares of Common Stock available for issuance thereunder to 2,949,985 shares. The Board believes that increasing the number of shares available for issuance to directors under the 1998 Plan is necessary in order for the Company to attract, motivate and retain qualified persons.

      Other proposed amendments to the 1998 Plan include the following:

         - A change in the choice of law provision from California to Delaware to reflect the fact that Women First is a Delaware corporation;

         - Changes in the definitions of the words "Consultant" and "Employee" to add clarity and to conform the term "Consultant" to recent changes to SEC Form S-8;

         - The establishment of a fixed individual "award limit" on the number of options and SARs that can be granted to an individual to comply with Section 162(m) of the Code;

         - The deletion of a provision in the 1998 Plan that prohibited grants of Incentive Awards representing more than 15% of the Company's outstanding Common Stock in any 12-month period;

         - Changes to the 1998 Plan's provisions regarding (i) exercise through surrender of already-owned shares and (ii) satisfaction of withholding liability through surrender of shares to avoid the imposition of adverse accounting treatment in connection with such exercises and to comport with recent accounting pronouncements on the issue of satisfaction of withholding liability; and

         - The elimination of the requirement that financial statements be delivered annually.

      THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED AND VOTING AT THE ANNUAL MEETING WILL BE REQUIRED FOR APPROVAL OF THE AMENDMENTS TO THE 1998 PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 1998 PLAN.

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP audited the Company's financial statements for the periods ended December 31, 1996, 1997, 1998 and 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholders are not required to ratify the selection of Ernst & Young LLP as the Company's independent auditors. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and the Company's stockholders.

      The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Ernst & Young LLP.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of the Company's Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of the Company's Common Stock. Based solely on the Company's review of such forms received and the written representations of the Company's Reporting Persons, the Company has determined that no Reporting Person known to the Company was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except that Meredith A. Brokaw filed an Initial Statement of Beneficial Ownership of Securities after the effective date of the Registration Statement.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2001 must be received by the Company no later than December 31, 2000, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2001 Annual Meeting without including the proposal in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by March 14, 2001. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2001 Annual Meeting may exercise discretionary voting power regarding any such proposal.

                                  ANNUAL REPORT

      The Annual Report of the Company for the fiscal year ended December 31, 1999 will be mailed to stockholders of record on or about August 9, 2000. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

      If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company's Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to Women First HealthCare, Inc., 12220 El Camino Real, San Diego, California 92130, Attention: CFO.

                                 OTHER BUSINESS

      The Board does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

          ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
               ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors



                                          Edward F. Calesa
                                          President and Chief Executive Officer

Dated: August 9, 2000

                                  DETACH HERE

                                     PROXY

                          WOMEN FIRST HEALTHCARE, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2000

The undersigned stockholder of Women First HealthCare, Inc., a Delaware corporation (the "Company"), hereby appoints Edward F. Calesa and Anthony P. Maris, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company's stockholders to be held on September 12, 2000 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.


SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. To elect the following person who is a nominee to the Company's Board of Directors.

NOMINEE:  (01) Richard L. Rubin

                                                    MARK HERE
                            WITHHELD               IF YOU PLAN
       FOR                    FROM                  TO ATTEND
     NOMINEE                NOMINEE                THE MEETING
       [ ]                    [ ]                      [ ]




Signature: ___________________________________________ Date: _________________


2.   To approve amendments to the Women
     First HealthCare, Inc. 1998 Long-Term
     Incentive Plan, which among other things
     increase the number of shares of
     Common Stock available for issuance         FOR     AGAINST     ABSTAIN
     thereunder from 2,249,985 to 2,949,985.     [ ]       [ ]         [ ]

3.   To ratify the selection of Ernst & Young
     LLP as the Company's Independent
     auditors for the fiscal year ending
     December 31, 2000.                          [ ]       [ ]         [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.


Signature: __________________________________________ Date: _________________